NEWS ANNOUNCEMENT

Date: Contact: To: Release Date:	January 26, 2005 Susan J. Cooke News Media Immediate

COASTAL FINANCIAL CORPORATION
ANNOUNCES FISCAL 2005 FIRST QUARTER EARNINGS

Myrtle Beach, South Carolina, (January 26, 2005) . . . Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the first fiscal quarter ended December 31, 2004.

Net income for the first quarter of fiscal 2005 increased 21.9% to $4.0 million or $0.23 per share ($0.22 per share diluted), as compared to $3.3 million or $0.19 per share ($0.18 per share diluted) for the same period of fiscal 2004.

At December 31, 2004, assets totaled $1.38 billion, an increase of 12.9% from $1.23 billion at December 31, 2003. During the same period, deposits increased 9.5%, from $682.2 million to $747.0 million, and net loans receivable increased 13.3%, from $721.6 million to $817.5 million. In comparing the first quarters of fiscal 2004 and 2005, net interest income after provision for loan losses grew 20.6% to $11.2 million.

Returns on average assets and average equity were 1.20% and 18.5%, respectively, for the three months ended December 31, 2004, as compared to 1.10% and 17.7% for the comparable period in fiscal 2004.

At December 31, 2004, asset quality continued to be good with non-performing assets to total assets of 0.46% as compared with 0.68% at December 31, 2003.

-MORE-

Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation, said, “We are very pleased with the performance of Coastal Financial Corporation for the first quarter of fiscal 2005, particularly given the strong competition for deposits and loans. During the first quarter of fiscal 2005, we commenced our fifth year of operational initiatives under the guidance of our Vision 2005 strategic plan. Throughout fiscal 2004 and during the first quarter of fiscal 2005, we have made good progress toward the goals established under this plan. Our operating results for this quarter indicate that we continue to be rewarded for these initiatives.”

“During the first quarter of fiscal 2005, we announced a 29.0% increase in fiscal 2004 diluted per share net income and a $.045 per share cash dividend. Other notable events and accomplishments during this quarter include the nearing completion of the construction on our permanent banking office at 17th Street in Wilmington, North Carolina and the commencement of The Experience of FANtastic! Customer Service and The Carolinas’ Best Totally Free Checking With A Gift Convenience/Service initiatives. These activities are indicative of the continued growth and progress envisioned under our Vision 2005 Plan, and are an outgrowth of our QUEST FOR EXCELLENCE Operating Philosophy,” concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Retirement, Estate and Tax Planners, Inc. Coastal Federal Bank, with assets over $1.3 billion, is a federally chartered and FDIC insured community bank with eighteen offices serving the communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Retirement, Estate and Tax Planners offers professional, objective, fee-based financial planning services. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol “CFCP.” For information, contact Raymond James Financial Services at 1-843-918-7600, Herzog, Heine, Geduld, Inc. at 1-800-523-4936, Knight Securities at 212-336-8690, Spear, Leeds & Kellogg at 1-800-526-3160 or Trident Securities at 1-800-222-2618.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new Shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions and at a discount to market price. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.

-MORE-

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.

Investor Relations

Analysts, investors and others seeking financial information should contact:
               Susan J. Cooke – Senior Vice President and Secretary
               Coastal Financial Corporation
               2619 Oak Street
               Myrtle Beach, South Carolina 29577
               (843)205-2676

Forward Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation’s (the “Company”) expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company’s markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company disclaims any obligation to update such forward-looking statements.

###

COASTAL FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in Thousands Except Per Share Data)

	Three Months Ended
	Dec. 31, 2004	Dec. 31, 2003	Percentage Change

Interest Income	$17,957	$15,535	15.59%
Interest Expense	6,442	5,725	12.52%

Net Interest Income	11,515	9,810	17.38%

Provision for Loan Losses	350	550	-36.36%

Net Interest Income After
Provision for Loan Losses	11,165	9,260	20.57%

Other Income*	2,767	2,326	18.96%

General & Administrative
Expenses **	7,780	6,614	17.63%

Earnings Before Taxes	6,152	4,972	23.73%

Income Taxes	2,107	1,653	27.47%

Net Income	$4,045	$3,319	21.87%

Earnings Per Common Share ***

Basic	$0.23	$0.19	21.05%

Diluted	$0.22	$0.18	22.22%

Average Common Shares Outstanding
Basic (in thousands) ***	17,510	17,218	1.70%

Average Common Shares Outstanding
Diluted (in thousands) ***	18,513	18,315	1.08%

Net Interest Margin	3.66%	3.51%	4.27%

Return on Average Assets	1.20%	1.10%	9.09%

Return on Average Equity	18.51%	17.70%	4.58%

*Gains (losses) on sales of securities of $158,000 and ($200,000) are included in other income for the quarter ended December 31, 2004 and 2003, respectively.

**Prepayment penalties on FHLB advances of $0 and $9,000 are included in general and administrative expenses for the quarter ended December 31, 2004 and 2003, respectively.

***All share and per share data have been restated to reflect three 10% stock dividends declared on February 18, 2004, July 30, 2004, and December 15, 2004.

COASTAL FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in Thousands Except Per Share Data)
(CONTINUED)

	At Dec. 31, 2004	At Sept. 30, 2004	At Dec. 31, 2003	Percentage Change from September 30, 2004

Total Assets	$1,383,899	$1,305,485	$1,225,338	6.01%

Loans Receivable, Net	$817,511	$798,976	$721,578	2.32%

Deposits	$746,966	$753,379	$682,242	-0.85%

Shareholders' Equity	$89,436	$85,348	$76,288	4.79%

Non-Performing Assets
to Total Assets *	0.46%	0.51%	0.68%	-9.80%

Allowance for Loan Losses as a
Percentage of Total Net Loans	1.40%	1.39%	1.43%	0.72%

Tangible Book Value
Per Share	$5.10	$4.88	$4.42	4.51%

* Non-performing assets consist of nonaccrual loans, accruing loans 90 days or more past due and real estate owned.

	At or for the Three Months Ended Dec. 31, 2004	At or for the Three Months Ended Sept. 30, 2004	Percentage Change

Credit Quality:
Non-Performing Loans	$5,630	$5,856	-3.86%
Non-Performing Loans as a % of Loans	0.69%	0.73%	-5.48%
Allowance for Loan Losses as a % of
Non-Performing Loans	202.70%	189.16%	7.16%
Non-Performing Assets *	$6,305	$6,641	-5.06%
Non-Performing Assets as a % of Loans
and Foreclosed Property*	0.77%	0.83%	-7.23%
Net Loan Charge-Offs
as a % of Average Loans (Annualized)	0.01%	0.13%	-92.31%

Stock Performance
At quarter end:
Market Price Per Share of Common Stock**	$17.42	$13.14	32.57%
Indicated Annual Dividend**	$0.18	$0.18	n/a
Dividend Yield	1.03%	1.38%	-25.36%
Price/Book Ratio	342.00%	269.00%	27.14%
Market Capitalization	$305,485	$229,713	32.99%

**All share and per share data have been restated to reflect three 10% stock dividends declared on February 18, 2004, July 30, 2004, and December 15, 2004.